Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

September 9, 2019

Board of Directors

Bogota Financial Corp.

819 Teaneck Road

Teaneck, New Jersey 07666

Re:	Bogota Financial Corp.

Registration Statement on Form S-1

Members of the Board:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale and contribution of the shares of common stock, par value $0.01 per share (the “Common Stock”), of Bogota Financial Corp. (the “Company”), a Maryland corporation.

We have reviewed the Company’s Articles of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Mutual Holding Company Reorganization and Minority Stock Issuance of Bogota Savings Bank (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that, upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, and, in the case of Bogota Community Foundation, Inc., contributed, in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal and Tax Matters” in the Prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman, PC
Luse Gorman, PC